Exhibit 99.1

Kellogg Company
Financial News Release

Analyst Contact:
John Renwick, CFA (269) 961-9050

Media Contact:
Kris Charles, (269) 961-3799

Kellogg Company Reports First Quarter 2017 Results
BATTLE CREEK, Mich. - May 4, 2017 - Kellogg Company (NYSE: K) today announced first-quarter 2017 results and updated its financial outlook for 2017.
"In the first quarter, we managed through an unusually challenging environment for packaged food companies, including a period of industry-wide softening of consumption trends," said John Bryant, Kellogg Company’s chairman and chief executive officer. “We got off to a slow start on net sales, as mentioned previously, but we expect sequential improvement in coming quarters, and our productivity initiatives enabled us to stay on track toward our full-year 2017 forecasts for currency-neutral comparable operating profit, earnings and cash flow. We continue to make progress on our 2020 Growth Plan, which directly addresses many of the revenue headwinds we are presently facing, and we have good visibility into continued currency-neutral operating-profit margin expansion."
* All guidance and goals expressed in this press release are on a currency-neutral comparable basis. Expected net sales, margins, operating profit, operating profit margin and earnings per share are provided on a non-GAAP, currency-neutral comparable basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. Please refer to the "Non-GAAP Financial Measures" section included later in this press release for a further discussion of our use of non-GAAP measures, including quantification of known expected adjustment items.

Financial Summary:	Quarter ended
(millions, except per share data)	April 1, 2017	April 2, 2016	% Change
Reported Net Sales	$3,254	$3,395	(4.1)%
Comparable Net Sales *	$3,203	$3,386	(5.4)%
Currency-Neutral Comparable Net Sales *	$3,235		(4.4)%

Reported Operating Profit	$360	$438	(17.6)%
Comparable Operating Profit *	$518	$516	0.5%
Currency-Neutral Comparable Operating Profit *	$527		2.2%

Reported Net Income	$262	$175	49.7%
Comparable Net Income*	$376	$339	10.9%
Currency-Neutral Comparable Net Income*	$385		13.6%

Reported Diluted Earnings Per Share	$0.74	$0.49	51.0%
Comparable Diluted Earnings Per Share *	$1.06	$0.96	10.4%
Currency-Neutral Comparable Diluted Earnings Per Share *	$1.09		13.5%
* Non-GAAP financial measure. See "Non-GAAP Financial Measures" section and "Reconciliation of Non-GAAP Amounts" tables within this release for important information regarding these measures.

Q1 Results:

•
Kellogg’s first quarter 2017 GAAP (or "reported") earnings per share increased by 51% from the prior-year quarter, due to year-ago interest costs related to a bond tender and a lower tax rate, partially offset by higher up-front costs related to the Project K restructuring program and adverse currency translation. Non-GAAP, comparable earnings per share were up more than 10% from the year-earlier quarter, because of productivity savings and a planned discrete tax benefit, which more than offset the negative impact of currency translation. Non-GAAP, currency-neutral comparable earnings per share increased by more than 13% year-on-year.

•
Quarterly reported operating profit decreased because of higher restructuring charges related to the Project K restructuring program, which includes this year's exit from our Direct Store Delivery sales and delivery system. Currency-neutral comparable operating profit increased because of efficiencies in Cost of Goods Sold and Selling General and Administrative expenses related to

Zero-Based Budgeting and Project K, driving currency-neutral comparable operating profit-margin expansion across all four of our Regions.

•
First-quarter 2017 reported and currency-neutral comparable net sales decreased, owing to softness in underlying consumption, particularly early in the quarter, as well as the timing of shipments from Q4, resulting in a reduction in trade inventory in Q1.

Reconciliation of Non-GAAP Amounts - As Reported to Currency-Neutral Comparable Earnings Per Share
	Quarter ended
	April 1, 2017	April 2, 2016

Reported EPS	$0.74	$0.49
Mark-to-Market (pre-tax)	(0.06)	(0.07)
Project K and Cost Reduction Activities (pre-tax)	(0.40)	(0.14)
Other Costs Impacting Comparability (pre-tax)	—	(0.43)
Venezuela operations impact (pre-tax)	—	0.01
Remeasurement of Venezuelan Business (pre-tax)	—	(0.02)
Income Tax Benefit Applicable to Adjustments, Net*	0.14	0.18
Comparable EPS	1.06	0.96

Foreign Exchange	(0.03)

Currency-Neutral Comparable EPS	$1.09
* Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.
Q1 Business Performance*:
Please refer to the segment tables in the back of this document.
While our Latin America and Asia-Pacific regions and parts of our North America region performed largely as expected, our U.S. Morning Foods, U.S. Snacks, and Europe region got off to a soft start to the year. It was in these businesses that we saw a meaningfully lower-than-trend net sales and operating profit performance. While this weighed down overall results, as previously indicated, many of their underlying negative factors were largely concentrated in Q1.
Kellogg North America’s net sales in the first quarter decreased on a reported and currency-neutral comparable basis. An industry-wide softening of consumption trends impacted most of our North America segments in January and February, but we also experienced trade-inventory reductions from the previous quarter. Productivity initiatives continued to deliver strong efficiencies, and we continued to make progress against key strategic priorities to improve sales performance. Reported and currency-neutral comparable operating profit decreased, as well, as restructuring charges and lower net sales more than offset the positive impact of cost savings under the Project K and Zero-Based Budgeting initiatives.

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The U.S. Morning Foods segment posted a net sales decline on both a reported and currency-neutral comparable basis, owing to the factors mentioned above, as well as timing of commercial activities. On both a reported and currency-neutral comparable basis, the segment's operating profit and operating-profit margin again improved, on the strength of productivity initiatives. Consumption trends were better in March, and innovation launches for Special K and Mini-Wheats are slated for Q2.

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The U.S. Snacks segment posted a decline in net sales, on both a reported and currency-neutral comparable basis, owing to the aforementioned factors. This sales decline, and higher up-front costs related to Project K restructuring, drove a decrease in reported and currency-neutral comparable operating profit. Importantly, the company gained share in Crackers, led by its collective "Big 3" brands. It also gained share in other supported brands, like Rice Krispies Treats and Keebler cookies. In addition, it made good progress on preparing for its transition from Direct-Store Delivery to its Warehouse distribution system.

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The U.S. Specialty Channels segment posted another quarter of growth in reported and currency-neutral comparable net sales, driven by innovation and expansion in emerging channels. The segment also delivered another quarter of solid reported and currency-neutral comparable operating profit and operating-profit margin.

•
The North America Other segment, which is comprised of the U.S. Frozen Foods, Kashi, and Canadian businesses, posted a decrease in reported and currency-neutral comparable net sales, due to the unusually soft category-wide consumption in January and February for Frozen, trade-inventory reductions in Kashi, and price elasticity impact in Canada. On a reported and currency-

neutral comparable basis, the segment's operating profit and operating-profit margin increased strongly in the quarter. Performance improved in March, and stronger commercial plans are in place for Q2.
Kellogg Europe posted a decrease in reported net sales and currency-neutral comparable net sales. In addition to a persistently challenging environment in the U.K., Europe's results in Q1 were further affected by since-resolved customer negotiations related to pricing actions. Operating profit declined on a reported basis and currency-neutral comparable basis, due to the sales decline and adverse currency translation, but reported and currency-neutral comparable-basis profit margins continued to increase. Kellogg Europe expects sequentially improved performance as the year progresses.
In Latin America, reported net sales increased due to the December 2016 acquisition of Parati in Brazil, while currency-neutral comparable net sales were down slightly, as trade-inventory reductions related to distributor transitions offset cereal growth in Mexico and Pringles growth led by Mexico and expansion in Argentina and Chile. On a reported and currency-neutral comparable basis, Latin America substantially improved its operating profit and operating-profit margin. Importantly, the integration of Parati is progressing well, with that business continuing to grow at a strong rate.
Reported and currency-neutral comparable net sales in Asia Pacific increased, led by strong growth across Asia, and growth across the Region for Pringles. Our business in Australia continued to show improvement, increasing its cereal consumption and share. Asia Pacific increased its operating profit and operating profit margin strongly on a reported and currency-neutral comparable basis.
Outlook for 2017*:
The Company reaffirms its guidance for currency-neutral operating profit and earnings per share, as well as for cash flow, as strong productivity performance offsets a softened outlook for currency-neutral comparable net sales.

•
Because of the slow start in Q1, and to reflect only moderate improvement in developed markets' recent consumption trends, the company now forecasts a decline in currency-neutral comparable net sales of about (3)% in 2017, versus previous guidance of approximately (2)%.

•
Guidance is affirmed for currency-neutral comparable operating profit, which the Company still believes will grow 7-9% year on year, as productivity savings offset the impact of lower net sales. The exit from DSD is still expected to be neutral to operating profit, as overhead savings later in the year offset the negative net sales impact from list-price adjustments, rationalization of stock-keeping units, and potential disruption during the transition. The Company's currency-neutral comparable operating profit margin is still expected to improve by more than a full percentage point, keeping it well on track toward its goal of 350 basis points of expansion from 2015 through 2018.

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Guidance is also affirmed for earnings per share on a currency-neutral comparable basis. Specifically, the Company still expects to generate growth of 8-10% off a 2016 base that excludes after-tax $0.02 from deconsolidated Venezuela results, to $4.03-$4.09. The growth should be driven by the aforementioned 7-9% growth in operating profit, with roughly 1% of additional leverage from modestly lower shares outstanding and other items, which slightly more than offset a higher effective tax rate and flat interest expense.

•
This earnings per share guidance excludes an estimated after-tax $(0.12) per share of currency translation impact. Including this impact, comparable-basis earnings per share are expected to be $3.91-3.97.

•
Comparable-basis and currency-neutral comparable-basis earnings per share guidance by definition excludes up-front costs of about after-tax $(0.80)-(0.90) per share, or $(400)-(450) million pretax, related to the Project K program, and these cost estimates are unchanged. The EPS guidance also continues to exclude after-tax $(0.01)-(0.03) per share of integration costs, related to the Company's recent acquisition in Brazil, as well as previous acquisitions. Excluding these integration costs, the Brazil acquisition is expected to be neutral to currency-neutral comparable earnings per share.

•
The Company also affirmed its guidance for 2017 cash flow. Specifically, it forecasts cash from operating activities should be approximately $1.6-1.7 billion, which after capital expenditure translates into cash flow of $1.1-1.2 billion. The latter would be an increase over 2016's $1.1 billion, as higher earnings and continued trimming of working capital and capital expenditure more than cover increased cash outlays related to Project K restructuring programs.

“While it is important that we are on track to deliver on our 2017 currency-neutral comparable profit and earnings outlook, we remain committed to returning to top-line growth,” added John Bryant.  “Our 2020 Growth Plan is designed to get us back to growth, and we continue to act with urgency to make progress on each of the Plan’s key pillars.”
Conference Call / Webcast
Kellogg will host a conference call to discuss results and outlook on Thursday, May 4, 2017 at 9:30 a.m. Eastern Time. The conference call and accompanying presentation slides will be broadcast live over the Internet at http://investor.kelloggs.com. Analysts and institutional investors may participate in the Q&A session by dialing (855) 209-8258 in the U.S., and (412) 542-4104 outside of the U.S. Members of the media and the public are invited to attend in a listen-only mode. Information regarding the rebroadcast is available at http://investor.kelloggs.com.
About Kellogg Company
At Kellogg Company (NYSE: K), we are driven to enrich and delight the world through foods and brands that matter. With 2016 sales of about $13 billion, Kellogg is the world’s leading cereal company; second largest producer of cookies and crackers; a leading producer of savory snacks; and a leading North American frozen foods company. Every day, our well-loved brands nourish families so they can flourish and thrive. These brands include Kellogg’s®, Keebler®, Special K®, Pringles®, Kellogg’s Frosted Flakes®, Pop-Tarts®, Kellogg’s Corn Flakes®, Rice Krispies®, Kashi®, Cheez-It®, Eggo®, Coco Pops®, Mini-Wheats®, and many more. To learn more about our responsible business leadership, foods that delight and how we strive to make a difference in our communities around the world, visit www.kelloggcompany.com.
Non-GAAP Financial Measures
This filing includes non-GAAP financial measures that we provide to management and investors that exclude certain items that we do not consider part of on-going operations. Items excluded from our non-GAAP financial measures are discussed in the "Significant items impacting comparability" section of this filing. Our management team consistently utilizes a combination of GAAP and non-GAAP financial measures to evaluate business results, to make decisions regarding the future direction of our business, and for resource allocation decisions, including incentive compensation. As a result, we believe the presentation of both GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by our management team and improves investors’ understanding of our underlying operating performance and in their analysis of ongoing operating trends. All historic non-GAAP financial measures have been reconciled with the most directly comparable GAAP financial measures.
Non-GAAP financial measures used include comparable net sales, comparable gross margin, comparable SG&A, comparable operating profit, comparable operating profit margin, comparable effective tax rate, comparable net income, comparable diluted EPS, and cash flow. These non-GAAP financial measures are also evaluated for year-over-year growth and on a currency-neutral basis to evaluate the underlying growth of the business and to exclude the effect of foreign currency. We determine currency-neutral operating results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period. These non-GAAP financial measures may not be comparable to similar measures used by other companies.

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Comparable net sales: We adjust the GAAP financial measures to exclude the pre-tax effect of acquisitions, and divestitures. We excluded the items which we believe may obscure trends in the company's underlying net sales performance. By providing this non-GAAP net sales measure, management intends to provide investors with a meaningful, consistent comparison of net sales performance for the Company and each of our reportable segments for the periods presented. Management uses this non-GAAP measure to evaluate the effectiveness of initiatives behind net sales growth, pricing realization, and the impact of mix on our business results. This non-GAAP measure is also used to make decisions regarding the future direction of our business, and for resource allocation decisions. Currency-neutral comparable net sales represents comparable net sales excluding the impact of foreign currency.

•
Comparable gross profit, comparable gross margin, comparable SG&A, comparable SG&A%, comparable operating profit, comparable operating profit margin, comparable net income, and comparable diluted EPS: We adjust the GAAP financial measures to exclude the effect of Project K and cost reduction activities, acquisitions, divestitures, integration costs, mark-to-market adjustments for pension plans, commodities and certain foreign currency contracts, costs associated with the early redemption of debt outstanding, and costs associated with the prior-year Venezuela remeasurement. We excluded the items which we believe may obscure trends in the company's underlying profitability. The impact of acquisitions are not excluded from comparable diluted EPS. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the company's profitability measures for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, such as Project K, ZBB and Revenue Growth Management, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives within each of our segments. Currency-neutral comparable represents comparable excluding foreign currency impact.

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Comparable effective tax rate: We adjust the GAAP financial measure to exclude tax effect of Project K and cost reduction activities, divestitures, integration costs, mark-to-market adjustments for pension plans, commodities and certain foreign currency contracts, costs associated with the early redemption of debt outstanding, and costs associated with prior-year Venezuela remeasurement. We excluded the items which we believe may obscure trends in our pre-tax income and the related tax effect of those items on our underlying tax rate. By providing this non-

GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the company's effective tax rate, excluding the pre-tax income and tax effect of the items noted above, for the periods presented. Management uses this non-GAAP measure to monitor the effectiveness of initiatives in place to optimize our global tax rate.

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Cash flow: Defined as net cash provided by operating activities reduced by expenditures for property additions. Cash flow does not represent the residual cash flow available for discretionary expenditures. We use this non-GAAP financial measure of cash flow to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities, and share repurchases once all of the Company’s business needs and obligations are met. Additionally, certain performance-based compensation includes a component of this non-GAAP measure.

These measures have not been calculated in accordance with GAAP and should not be viewed as a substitute for GAAP reporting measures.
Forward-looking guidance for comparable net sales, comparable operating profit, comparable operating profit margin, comparable net income attributable to Kellogg, comparable diluted EPS, and cash flow is included in this press release. Guidance for net sales and operating profit excludes the impact of mark-to-market adjustments, integration costs, costs related to Project K, acquisitions, dispositions, foreign-currency translation, prior-year remeasurement of the Venezuelan business, and other items that could affect comparability.  Guidance for earnings per share excludes the impact of mark-to-market adjustments, divestitures, integration costs, costs related to Project K, foreign-currency translation, prior-year remeasurement of the Venezuelan business, and other items that could affect comparability; it includes the impact of acquisitions. We have provided these non-GAAP measures for future guidance for the same reasons that were outlined above for historical non-GAAP measures.
We are unable to reasonably estimate the potential full-year financial impact of mark-to-market adjustments, acquisitions or dispositions because these impacts are dependent on future changes in market conditions (interest rates, return on assets, and commodity prices) or future decisions to be made by our management team and Board of Directors. As a result, these items are not included in the guidance provided. Therefore, we are unable to provide a full reconciliation of these non-GAAP measures used in our guidance without unreasonable effort as certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company.
    See the table below that outlines the projected impact of certain other items that are excluded from non-GAAP guidance:

Reconciliation of Non-GAAP amounts - 2017 Full Year Guidance*
	Net sales	Operating profit	EPS
Currency-Neutral Comparable Guidance	Approx. (3.0%)	7.0% - 9.0%	$4.03 - $4.09
Foreign currency impact	(2.0%)	(2.4%)	($.12)
Comparable Guidance	Approx. (5.0%)	4.6% - 6.6%	$3.91 - $3.97

Impact of certain items that are excluded from Non-GAAP guidance:
Project K and cost reduction activities (pre-tax)	-	(2.8%) - (6.3%)	($1.28) - ($1.14)
Integration costs (pre-tax)	-	(0.1%) - 0.3%	($.04) - ($.02)
Acquisitions/dispositions (pre-tax)	1.4%	1.0%	$.08
Income tax benefit applicable to adjustments, net**			$.37 - $.33
* 2017 full year guidance for net sales, operating profit, and earnings per share are provided on a non-GAAP, comparable and currency-neutral comparable basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company.  The Company is providing quantification of known adjustment items where available.

** Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Reconciliation of Non-GAAP amounts - Cash Flow Guidance
(millions)
Approximate
Full Year 2017
Net cash provided by (used in) operating activities	$1,600 - $1,700
Additions to properties	($500)
Cash Flow	$1,100 - $1,200

The estimated full-year impact of foreign currency is calculated based on the difference between current-year forward rates and prior-year rates that were available at the end of the current reporting period for each currency in which the Company is expected to transact.  These rates were applied to forecasted revenue and expense activity for the remainder of the year to estimate year-over-year foreign currency impact.
Forward-Looking Statements Disclosure
This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the Company’s efficiency-and-effectiveness program (Project K), the integration of acquired businesses, the Company’s strategy, Zero-Based Budgeting, and the Company’s sales, earnings, margin, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, charges, rates of return, brand building, ROIC, working capital, growth, new products, innovation, cost reduction projects, workforce reductions, savings, and competitive pressures. Forward-looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “anticipates,” “projects,” “estimates,” “implies,” “can,” or words or phrases of similar meaning.The Company’s actual results or activities may differ materially from these predictions. The Company’s future results could also be affected by a variety of factors, including the ability to implement Project K and zero-based budgeting as planned, whether the expected amount of costs associated with Project K will differ from forecasts, whether the Company will be able to realize the anticipated benefits from Project K and Zero-Based Budgeting in the amounts and times expected, the ability to realize the anticipated benefits and synergies from business acquisitions in the amounts and at the times expected, the impact of competitive conditions; the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the success of productivity improvements and business transitions; commodity and energy prices; labor costs; disruptions or inefficiencies in supply chain; the availability of and interest rates on short-term and long-term financing; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs; changes in consumer behavior and preferences; the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability; legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations; the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.
Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.
Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update them publicly.

[Kellogg Company Financial News]

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
(millions, except per share data)

	Quarter ended
(Results are unaudited)	April 1, 2017	April 2, 2016
Net sales	$3,254	$3,395
Cost of goods sold	2,050	2,150
Selling, general and administrative expense	844	807
Operating profit	360	438
Interest expense	61	217
Other income (expense), net	3	—
Income before income taxes	302	221
Income taxes	42	47
Earnings (loss) from unconsolidated entities	2	1
Net income	$262	$175
Per share amounts:
Basic earnings	$0.75	$0.50
Diluted earnings	$0.74	$0.49
Dividends	$0.52	$0.50
Average shares outstanding:
Basic	351	351
Diluted	354	355
Actual shares outstanding at period end	350	350

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Quarter ended
(unaudited)	April 1, 2017	April 2, 2016
Operating activities
Net income	$262	$175
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	121	115
Postretirement benefit plan expense (benefit)	(56)	(28)
Deferred income taxes	(67)	—
Stock compensation	17	15
Other	30	(27)
Postretirement benefit plan contributions	(24)	(17)
Changes in operating assets and liabilities, net of acquisitions	(72)	(228)
Net cash provided by (used in) operating activities	211	5
Investing activities
Additions to properties	(130)	(144)
Acquisitions, net of cash acquired	—	(18)
Other	(1)	7
Net cash provided by (used in) investing activities	(131)	(155)
Financing activities
Net issuances (reductions) of notes payable	191	(485)
Issuances of long-term debt	—	1,382
Reductions of long-term debt	(1)	(473)
Net issuances of common stock	40	164
Common stock repurchases	(125)	(198)
Cash dividends	(182)	(176)
Net cash provided by (used in) financing activities	(77)	214
Effect of exchange rate changes on cash and cash equivalents	15	(5)
Increase (decrease) in cash and cash equivalents	18	59
Cash and cash equivalents at beginning of period	280	251
Cash and cash equivalents at end of period	298	$310

Supplemental financial data:
Net cash provided by (used in) operating activities	$211	$5
Additions to properties	(130)	(144)
Cash Flow (operating cash flow less property additions) (a)	$81	$(139)

(a)	Non-GAAP financial measure. See "Use of Non-GAAP Financial Measures" paragraph and "Reconciliation of Non-GAAP Amounts" tables within this release for important information regarding these measures.

Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(millions, except per share data)

	April 1, 2017	December 31, 2016
	(unaudited)	*
Current assets
Cash and cash equivalents	$298	$280
Accounts receivable, net	1,464	1,231
Inventories:
Raw materials and supplies	318	315
Finished goods and materials in process	877	923
Other prepaid assets	189	191
Total current assets	3,146	2,940
Property, net of accumulated depreciation of $5,397 and $5,280	3,576	3,569
Investments in unconsolidated entities	440	438
Goodwill	5,084	5,166
Other intangibles, net of accumulated amortization of $56 and $54	2,442	2,369
Other assets	739	629
Total assets	$15,427	$15,111
Current liabilities
Current maturities of long-term debt	$632	$631
Notes payable	629	438
Accounts payable	1,995	2,014
Accrued advertising and promotion	464	436
Accrued income taxes	141	47
Accrued salaries and wages	251	318
Other current liabilities	620	590
Total current liabilities	4,732	4,474
Long-term debt	6,715	6,698
Deferred income taxes	456	525
Pension liability	1,008	1,024
Other liabilities	494	464
Commitments and contingencies
Equity
Common stock, $.25 par value	105	105
Capital in excess of par value	817	806
Retained earnings	6,650	6,571
Treasury stock, at cost	(4,078)	(3,997)
Accumulated other comprehensive income (loss)	(1,488)	(1,575)
Total Kellogg Company equity	2,006	1,910
Noncontrolling interests	16	16
Total equity	2,022	1,926
Total liabilities and equity	$15,427	$15,111
 * Condensed from audited financial statements.

Kellogg Company and Subsidiaries
Adjustments to Reconcile As Reported Results to Currency-Neutral Comparable Results
(millions, except per share data)

	Quarter ended April 1, 2017
(Results are unaudited)	Net sales	Cost of goods sold	Selling, general and administrative expense	Operating profit
Mark-to-market	$—	$29	$(8)	$(21)
Project K and cost reduction activities	—	15	127	$(142)
Integration and transaction costs	—	—	1	$(1)
Acquisitions	51	29	16	$6
Foreign currency impact	(32)	(19)	(4)	$(9)
Comparable adjustments	$19	$54	$132	$(167)

	Quarter ended April 2, 2016
(Results are unaudited)	Net sales	Cost of goods sold	Selling, general and administrative expense	Operating profit
Mark-to-market	$—	$25	$(1)	$(24)
Project K and cost reduction activities	—	18	34	$(52)
Integration and transaction costs	—	1	—	$(1)
Venezuela operations impact	9	4	—	$5
Venezuela remeasurement	—	5	1	$(6)
Comparable adjustments	$9	$53	$34	$(78)
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Adjustments to Reconcile As Reported Results to Currency-Neutral Comparable Results
(millions, except per share data)

	Quarter ended April 1, 2017
(Results are unaudited)	Interest expense	Income taxes	Net income (loss)	Per share amount: Diluted
Mark-to-market (pre-tax)	$—	$—	$(21)	$(0.06)
Project K and cost reduction activities (pre-tax)	—	—	(142)	(0.40)
Integration and transaction costs (pre-tax)	—	—	(1)	—
Income tax benefit applicable to adjustments, net*	—	(50)	50	0.14
Foreign currency impact	—	—	(9)	(0.03)
Comparable adjustments	$—	$(50)	$(123)	$(0.35)

	Quarter ended April 2, 2016
(Results are unaudited)	Interest expense	Income taxes	Net income (loss)	Per share amount: Diluted
Mark-to-market (pre-tax)	$—	$—	$(24)	$(0.07)
Project K and cost reduction activities (pre-tax)	—	—	(52)	(0.14)
Other costs impacting comparability (pre-tax)	153	—	(153)	(0.43)
Integration and transaction costs (pre-tax)	—	—	(1)	—
Venezuela operations impact (pre-tax)	—	—	5	0.01
Venezuela remeasurement (pre-tax)	—	—	(6)	(0.02)
Income tax benefit applicable to adjustments, net*	—	(67)	67	0.18
Comparable adjustments	$153	$(67)	$(164)	$(0.47)
* Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales to Currency-Neutral Comparable Net Sales

Quarter ended April 1, 2017
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported net sales	$719	$781	$395	$393	$2,288	$512	$222	$232	$—	$3,254
Acquisitions	—	—	—	1	1	3	47	—	—	51
Comparable net sales	$719	$781	$395	$392	$2,287	$509	$175	$232	$—	$3,203
Foreign currency impact	—	—	—	4	4	(39)	(6)	9	—	(32)
Currency-neutral comparable net sales	$719	$781	$395	$388	$2,283	$548	$181	$223	$—	$3,235
Quarter ended April 2, 2016
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported net sales	$767	$832	$376	$414	$2,389	$598	$192	$216	$—	$3,395
Venezuela operations impact	—	—	—	—	—	—	9	—	—	9
Comparable net sales	$767	$832	$376	$414	$2,389	$598	$183	$216	$—	$3,386
% change - 2017 vs. 2016:
Reported growth	(6.3)%	(6.1)%	5.1%	(5.1)%	(4.2)%	(14.3)%	15.8%	7.3%	—%	(4.1)%
Acquisitions	—%	—%	—%	0.4%	0.1%	0.5%	24.4%	—%	—%	1.6%
Venezuela operations impact	—%	—%	—%	—%	—%	—%	(4.8)%	—%	—%	(0.3)%
Comparable growth	(6.3)%	(6.1)%	5.1%	(5.5)%	(4.3)%	(14.8)%	(3.8)%	7.3%	—%	(5.4)%
Foreign currency impact	—%	—%	—%	0.7%	0.1%	(6.5)%	(2.9)%	4.4%	—%	(1.0)%
Currency-neutral comparable growth	(6.3)%	(6.1)%	5.1%	(6.2)%	(4.4)%	(8.3)%	(0.9)%	2.9%	—%	(4.4)%
Volume (tonnage)					(4.9)%	(10.9)%	(6.0)%	2.2%	—%	(5.7)%
Pricing/mix					0.5%	2.6%	5.1%	0.7%	—%	1.3%
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Operating Profit to Currency-Neutral Comparable Operating Profit

Quarter ended April 1, 2017
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported	$160	$(44)	$96	$49	$261	$66	$33	$22	$(22)	$360
Mark-to-market	—	—	—	—	—	—	—	—	(21)	(21)
Project K and cost reduction activities	(1)	(120)	—	(7)	(128)	(6)	(1)	(1)	(6)	(142)
Integration and transaction costs	—	—	—	—	—	—	(1)	—	—	(1)
Acquisitions	—	—	—	(2)	(2)	—	8	—	—	6
Comparable	$161	$76	$96	$58	$391	$72	$27	$23	$5	$518
Foreign currency impact	—	—	—	—	—	(7)	(3)	1	—	(9)
Currency-neutral comparable	$161	$76	$96	$58	$391	$79	$30	$22	$5	$527
Quarter ended April 2, 2016
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported	$148	$83	$86	$45	$362	$70	$23	$17	$(34)	$438
Mark-to-market	—	—	—	—	—	—	—	—	(24)	(24)
Project K and cost reduction activities	(5)	(20)	(2)	(9)	(36)	(14)	—	—	(2)	(52)
Integration and transaction costs	—	—	—	—	—	(1)	—	—	—	(1)
Venezuela operations impact	—	—	—	—	—	—	5	—	—	5
Venezuela remeasurement	—	—	—	—	—	—	(6)	—	—	(6)
Comparable	$153	$103	$88	$54	$398	$85	$24	$17	$(8)	$516
% change - 2017 vs. 2016:
Reported growth	8.5%	(152.8)%	11.4%	9.0%	(27.9)%	(5.2)%	43.0%	33.0%	34.5%	(17.6)%
Mark-to-market	—%	—%	—%	—%	—%	—%	—%	—%	(53.0)%	(0.2)%
Project K and cost reduction activities	3.2%	(126.2)%	2.4%	3.4%	(25.8)%	8.7%	(2.4)%	(3.2)%	(62.2)%	(19.2)%
Integration and transaction costs	—%	—%	—%	—%	—%	0.2%	(2.7)%	0.9%	(2.1)%	—%
Acquisitions	—%	—%	—%	(3.3)%	(0.5)%	(0.4)%	31.7%	—%	—%	1.1%
Venezuela operations impact	—%	—%	—%	—%	—%	—%	(35.0)%	—%	(1.0)%	(1.1)%
Venezuela remeasurement	—%	—%	—%	—%	—%	—%	40.1%	—%	—%	1.3%
Comparable growth	5.3%	(26.6)%	9.0%	8.9%	(1.6)%	(13.7)%	11.3%	35.3%	152.8%	0.5%
Foreign currency impact	—%	—%	—%	0.5%	0.1%	(7.9)%	(9.3)%	7.2%	(20.9)%	(1.7)%
Currency-neutral comparable growth	5.3%	(26.6)%	9.0%	8.4%	(1.7)%	(5.8)%	20.6%	28.1%	173.7%	2.2%
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Effective Tax Rate
to Comparable Effective Tax Rate

	Quarter ended
	April 1, 2017	April 2, 2016
Reported effective tax rate	14.0%	21.3%
Mark-to-market	(0.2)%	(0.1)%
Project K and cost reduction activities	(5.5)%	0.8%
Other costs impacting comparability	—%	(4.9)%
Venezuela operations impact	—%	(0.1)%
Venezuela remeasurement	—%	0.4%
Comparable effective tax rate	19.7%	25.2%
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Significant items impacting comparability
Project K and cost reduction activities
In February 2017, the Company announced an expansion and an extension to its previously-announced global efficiency and effectiveness program ("Project K"). Project K is expected to continue generating a significant amount of savings that may be invested in key strategic areas of focus for the business. The Company expects that these savings may be used to drive future growth in the business. We recorded pre-tax charges related to this program of $141 million and $45 million for the quarters ended April 1, 2017 and April 2, 2016, respectively.

In 2015 we initiated the implementation of a Zero-Based Budgeting (ZBB) program in our North America business. During 2016 ZBB was expanded to include international segments of the business. In support of the ZBB initiative, we incurred pre-tax charges of $1 million and $7 million for the quarters ended April 1, 2017 and April 2, 2016, respectively.

Acquisitions
In December 2016, the Company acquired Ritmo Investimentos, controlling shareholder of Parati S/A, Afical Ltda and Padua Ltda ("Parati Group"), a leading Brazilian food group for approximately BRL 1.38 billion ($381 million) or $379 million, net of cash and cash equivalents. The purchase price is subject to certain working capital and net debt adjustments based on the actual working capital and net debt existing on the acquisition date compared to targeted amounts. In our Latin America reportable segment, for the quarter ended April 1, 2017 the acquisition added $47 million in net sales and less than $8 million of operating profit (before integration costs) that impacted the comparability of our reported results.

Integration costs
We have incurred integration costs related to the integration of the 2016 acquisition of Parati Group, the 2015 acquisitions of Bisco Misr and Mass Foods, and the 2015 entry into a joint venture with Tolaram Africa as we move these businesses into the Kellogg business model. We recorded pre-tax integration costs that were approximately $1 million and $1 million for the quarters ended April 1, 2017 and April 2, 2016, respectively.

Mark-to-market accounting for pension plans, commodities and certain foreign currency contracts
We recognize mark-to-market adjustments for pension plans, commodity contracts, and certain foreign currency contracts as incurred. Actuarial gains/losses for pension plans are recognized in the year they occur. Changes between contract and market prices for commodities contracts and certain foreign currency contracts result in gains/losses that are recognized in the quarter they occur. We recorded total pre-tax mark-to-market charges of $21 million and $24 million for the quarters ended April 1, 2017 and April 2, 2016, respectively. Within this total, the pre-tax mark-to-market charges for pension plans were ($1) million and $34 million for the quarters ended April 1, 2017 and April 2, 2016, respectively.

Other costs impacting comparability

During the quarter ended April 2, 2016, we redeemed $475 million of our 7.45% U.S. Dollar Debentures due 2031. In connection with the debt redemption, we incurred $153 million of interest expense, consisting primarily of a premium on the tender offer and also including accelerated losses on pre-issuance interest rate hedges, acceleration of fees and debt discount on the redeemed debt and fees related to the tender offer.

Venezuela
There was a material change in the business environment, including a worsening of our access to key raw materials subject to restrictions, and a related significant drop in production volume in the fourth quarter of 2016. These supply chain disruptions, along with other factors such as the worsening economic environment in Venezuela and the limited access to dollars to import goods through the use of any of the available currency mechanisms, have impaired our ability to effectively operate and fully control our Venezuelan subsidiary.

As of December 31, 2016, we deconsolidated and changed to the cost method of accounting for our Venezuelan subsidiary. The deconsolidation reduced net sales by $9 million and operating profit by $5 million which impacted the comparability of our reported results for the quarter ended April 1, 2017 compared to the quarter ended April 2, 2016.

In 2016 certain non-monetary assets related to our Venezuelan subsidiary continued to be remeasured at historical exchange rates. As these assets were utilized by our Venezuelan subsidiary during 2016 they were recognized in the income statement at historical exchange rates resulting in an unfavorable impact. We experienced an unfavorable pre-tax impact of approximately $6 million during the quarter ended April 2, 2016 related to the utilization of these remaining non-monetary assets, primarily impacting COGS.

Foreign currency translation
We evaluate the operating results of our business on a currency-neutral basis. We determine currency-neutral operating results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.